UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 9, 2016

(Date of earliest event reported)

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(a)(1) Departure of Directors.

5.02(a)(1)(i) On Saturday, July 9, 2016, Arcadia Biosciences, Inc. (the “Company”) received by email the resignations of two independent directors, Mr. James Reis and Mr. Matthew Ankrum, and was informed that their resignations were due to disagreements with the Company over certain corporate governance issues, potential regulatory issues and management issues, as described below.

5.02(a)(1)(ii) Mr. Reis was the chair of the Company’s audit committee (the “Audit Committee”). Mr. Ankrum was a member of both the Audit Committee and the Company’s compensation committee (the “Compensation Committee”).

5.02(a)(1)(iii) In their resignations, Messrs. Reis and Ankrum informed the Company’s Board of Directors (the “Board”) that they were opposed to certain actions taken by Mr. Raj Ketkar, the Company’s president and chief executive officer. In particular, they disapproved of Mr. Ketkar’s failure to hire a particular chief financial officer candidate, who was initially considered for the position based on a formal search process begun prior to Mr. Ketkar’s appointment as president and CEO, and expressed concern about certain actions by Mr. Ketkar with respect to this hiring process. They also expressed concern about what they believed were possible Regulation FD violations by Mr. Ketkar relating to what they believed could be selective disclosure of non-public information.

Mr. Ketkar made a verbal proposal of employment terms to the proposed CFO at the direction of authorized representatives of the Board, but thereafter decided for various reasons that he was not willing to make a formal written offer of employment. In particular, certain members of the Board had indicated to him that it was his decision to make, and he determined that he was not comfortable making the appointment without interviewing additional CFO candidates. On the evening of Friday, July 8, Mr. Ketkar sent an email to the Compensation Committee and Board chair, notifying them that he was not prepared to extend a formal written employment offer to the proposed CFO and requesting that he be afforded the opportunity to begin a new CFO search process. Shortly following receipt by the Compensation Committee and certain other directors of Mr. Ketkar’s email, first Mr. Reis and then Mr. Ankrum resigned.

Since the resignations, the Board, Messrs. Reis and Ankrum, the Company’s internal and outside counsel, and Mr. Ketkar have had many conversations and meetings to discuss, investigate, and work through the operational and governance issues leading to the resignations and all allegations of potential disclosure violations or violations of the Company’s other policies. The Board has concluded that Mr. Ketkar did not violate any of the Company’s disclosure policies.

Messrs. Reis and Ankrum have been given an opportunity to review this disclosure, and the Company will file any responses from them timely received pursuant to Item 5.02(a)(3) of Form 8-K.

Item 8.01.	Other Events

On July 13, 2016, the Company’s Board of Directors met and elected Dr. Raj Shah and Mr. Uday Garg to the Audit Committee, in addition to Mr. George Gosbee, who remains on the Audit Committee. The Board of Directors determined that Dr. Shah is independent for purposes of Section 10A-3 of the Securities Exchange Act of 1934, as amended, but that Mr. Garg is not independent under that section. However, the Board has determined that the unexpected resignation of two members of the Company’s Audit Committee constitutes exceptional and limited circumstances under NASDAQ rules justifying the appointment of Mr. Garg to the Audit Committee until such time as an additional independent director can be added to the Audit Committee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Arcadia Biosciences, Inc. entitled “ARCADIA BIOSCIENCES ANNOUNCES CHANGES IN BOARD OF DIRECTORS.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: July 14, 2016	By:	/S/ Wendy S. Neal
Name: Wendy S. Neal
Title: Vice President, Chief Legal Officer & Secretary